                                  SCHEDULE 14A
                                 (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement  [_]  Confidential, for Use of Commission
                                  Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           TOMMY HILFIGER CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X] No fee required.
   [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
  (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

  (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

  (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

  (5) Total fee paid:

--------------------------------------------------------------------------------

  [_] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

  [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount previously paid:

--------------------------------------------------------------------------------

  (2) Form, Schedule or Registration Statement no.:

--------------------------------------------------------------------------------

  (3) Filing Party:

--------------------------------------------------------------------------------

  (4) Date Filed:

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

                          TOMMY HILFIGER CORPORATION

                 NOTICE OF 1999 ANNUAL MEETING OF SHAREHOLDERS
                          To Be Held November 1, 1999

  The 1999 Annual Meeting of Shareholders of Tommy Hilfiger Corporation will be held at PricewaterhouseCoopers, The Financial Services Centre, Bishop's Court Hill, St. Michael, Barbados, on Monday, November 1, 1999 at 12:00 noon, local time, for the following purposes:

    1. To elect three directors to the Board of Directors of the Company for terms to expire at the 2002 Annual Meeting of Shareholders;

    2. To consider and act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company's auditors for the fiscal year ending March 31, 2000; and

    3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

  The Board of Directors has fixed the close of business on September 17, 1999 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

  Shareholders are invited to attend the Annual Meeting. Any shareholder entitled to attend and vote at the Annual Meeting is entitled to appoint a proxy to attend and vote instead of him. Whether or not you expect to attend, WE URGE YOU TO VOTE, SIGN, DATE AND PROMPTLY RETURN the enclosed Proxy Card in the envelope provided which requires no postage if mailed in the United States. A proxy may be revoked by a shareholder at any time before the effective exercise thereof.

                                          By order of the Board of Directors

                                          LAWRENCE T.S. LOK
                                          Secretary

September 24, 1999

                          TOMMY HILFIGER CORPORATION
                        6/F, Precious Industrial Centre
                             18 Cheung Yue Street
                      Cheung Sha Wan, Kowloon, Hong Kong
                              Tel: 852-2745-7798

                                PROXY STATEMENT

                                 INTRODUCTION

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Tommy Hilfiger Corporation (the "Company") of proxies to be used at the 1999 Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held on Monday, November 1, 1999 at 12:00 noon, local time, at PricewaterhouseCoopers, The Financial Services Centre, Bishop's Court Hill, St. Michael, Barbados, and at any adjournment thereof.

  On July 9, 1999, the Company effected a two-for-one split of its Ordinary Shares, par value $.01 per share (the "Ordinary Shares"), in the form of a 100 percent stock dividend (the "Share Split"). All share numbers in this Proxy Statement have been adjusted to reflect the Share Split.

  The expected date of the first mailing of this Proxy Statement and the accompanying Proxy Card to the Company's shareholders is September 24, 1999.

                              PROXY SOLICITATION

  A Proxy Card is enclosed for use at the Annual Meeting. Proxies that are properly completed, signed and received prior to the Annual Meeting will be voted in accordance with the instructions of the persons executing the same. Unless instructed to the contrary, the proxies will be voted FOR Proposals 1 and 2 set forth in the Notice of the Annual Meeting. If any other matters are properly presented to the Annual Meeting for action, it is intended that the persons named in the enclosed Proxy Card and acting thereunder will vote in accordance with their best judgment on such matters. A proxy may be revoked by a shareholder at any time before the effective exercise thereof.

  The expense of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby will be borne by the Company. Additional solicitation may be made by telephone, facsimile or other contact by certain directors, officers, employees or agents of the Company, none of whom will receive additional compensation therefor. The Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses for forwarding material to the beneficial owners of shares held of record by others.

  A copy of the Annual Report of the Company containing audited financial statements for the fiscal year ended March 31, 1999 is enclosed herewith or has previously been sent to you. Such report is not a part of this Proxy Statement.

  On September 17, 1999, the record date for the determination of shareholders entitled to vote at the Annual Meeting, 94,773,808 Ordinary Shares were outstanding and carry the right to one vote for each such share with respect to each matter to be voted on at the Annual Meeting.

  Ordinary Shares represented by proxies that withhold authority to vote for a nominee for director or indicate an abstention or broker non-vote will be treated as shares present and entitled to vote for purposes of determining the presence of a quorum. However, such shares will not be treated as votes cast at the Annual Meeting and thus will have no effect on the outcome. The presence, in person or by proxy, of holders of at least 50% of the Ordinary Shares entitled to vote on proposals at the Annual Meeting will constitute a quorum.

          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth data as of September 17, 1999 concerning the beneficial ownership of Ordinary Shares by (i) the persons known to the Company to beneficially own more than five percent of the outstanding Ordinary Shares of the Company, (ii) all directors and nominees and each Named Executive Officer (as defined under "Executive Compensation" below) and (iii) all directors and executive officers as a group.

                                                    Amount
                                                 Beneficially        Percent
                                                    Owned          of Class(l)
                                                 ------------      ----------
     AIHL Investment Holdings Limited(2)
      Craigmuir Chambers
      P.O. Box 71
      Road Town, Tortola
      British Virgin Islands....................  18,091,860          19.1%
     The Equitable Companies Incorporated(3)
      1290 Avenue of the Americas
      New York, NY 10104........................   9,329,720           9.8%
     Directors and Named Executive Officers:
     Silas K.F. Chou............................         -- (4)         --
     Lawrence S. Stroll.........................         -- (4)         --
     Thomas J. Hilfiger.........................      20,000(4)          *
     Joel J. Horowitz...........................      21,200(4)          *
     Benjamin M.T. Ng...........................      60,000(5)          *
     Ronald K.Y. Chao...........................       9,600(4)(6)       *
     Lester M.Y. Ma.............................      15,200(7)          *
     Joseph M. Adamko...........................      22,800(8)          *
     Clinton V. Silver..........................       5,600(6)          *
     Simon Murray...............................       8,400(6)          *
     All directors and executive officers as a
      group (including Ordinary
      Shares owned by AIHL Investment Holdings
       Limited)
      (14 persons)(2)...........................  18,290,660(9)       19.3%

--------
*   Less than 1%.
(1) Shares outstanding with respect to each person includes the right to acquire beneficial ownership of Ordinary Shares pursuant to currently exercisable stock options, if any, held by such person under Company stock option plans. See footnotes 5, 6, 7, 8 and 9. For purposes of this table, "currently exercisable" stock options include options becoming vested and exercisable within 60 days from September 17, 1999.
(2) Information based on Amendment No. 2 to Schedule 13D dated September 7,
    1998 filed with the Securities and Exchange Commission (the "SEC") by AIHL Investment Holdings Limited (collectively with its predecessors and certain of its affiliates, "AIHL"). According to the Schedule 13D, AIHL has shared dispositive power and shared voting power over all of the shares. As set forth in the Schedule 13D, AIHL is owned 67.9% by Sportswear Holdings Limited ("Sportswear"), 21.825% by Mr. Hilfiger,
    7.275% by Mr. Horowitz and 3% by Anasta Holdings Limited ("Anasta"), an affiliate of Mr. Chou, and Sportswear is indirectly 50% owned by Westleigh Limited ("Westleigh"), which is privately owned by members of the Chao family (including Messrs. Chou and Chao), and 50% owned by Flair Investment Holdings Limited ("Flair"), in which Mr. Stroll has an indirect beneficial ownership interest. According to the
    Schedule 13D, each of Sportswear, Anasta, Westleigh, Flair, Mr. Hilfiger and Mr. Horowitz may be deemed to have shared dispositive power and shared voting power over, and thus to beneficially own, all of the Ordinary Shares owned by AIHL through their respective direct or indirect ownership of the capital stock of AIHL.
(3) Information as of December 31, 1998 based on Amendment No. 2 to Schedule
    13G dated February 10, 1999 filed with the SEC by The Equitable Companies Incorporated ("Equitable"). According to the Schedule 13G, subsidiaries and affiliates of Equitable, a parent holding company, had sole dispositive power over 9,306,086 of the shares, shared dispositive power over 23,634 of the shares, sole voting power over 2,682,300 of the shares and shared voting power over 6,618,600 of the shares.
(4) Not including Ordinary Shares owned by AIHL. See footnote 2.
(5) Issuable upon the exercise of currently exercisable stock options under the Plans (as defined under "Stock Option Plans" below).
(6) Issuable upon the exercise of currently exercisable stock options under the Directors Option Plan (as defined under "Stock Option Plans" below).
(7) Issuable upon the exercise of currently exercisable stock options under the Plans and the Directors Option Plan.
(8) Includes 20,000 Ordinary Shares issuable upon the exercise of currently exercisable stock options under the Directors Option Plan.
(9) Includes 154,800 Ordinary Shares issuable upon the exercise of currently exercisable stock options held by all directors and executive officers under the Plans and the Directors Option Plan.

PROPOSAL ONE: ELECTION OF DIRECTORS

  The Company's Board of Directors is divided into three classes with staggered three-year terms. At each Annual Meeting of Shareholders, the successors of the class of directors whose terms expire at such meeting are elected for three-year terms.

Nominees For Director

  The Company's Board of Directors has nominated three directors to be elected to the Board of Directors at the Annual Meeting for three-year terms, each of whom is currently a director of the Company: Silas K.F. Chou, Thomas J. Hilfiger and Joseph M. Adamko.

  The principal occupations and other biographical information of the nominees are as follows:

  Silas K.F. Chou, 53, has been Co-Chairman of the Board of the Company since 1998 and served as Chairman of the Board from 1992 to 1998. Mr. Chou has been a Director of the Company since 1992. Mr. Chou also has served as an Executive Director of Novel Enterprises Limited ("Novel Enterprises"), where he was appointed as Managing Director in 1996, for more than the past five years and as Chairman of the Board of Novel Denim Holdings Limited, a manufacturer of garments and fabric quoted on the Nasdaq National Market and an affiliate of Novel Enterprises ("Novel Denim"), since 1996. In addition, Mr. Chou has served as Chief Executive Officer of AIHL since 1992 and was Chairman of the Board of Pepe Jeans London Corporation and its predecessor (collectively, "PJLC") from 1992 to 1998.

  Thomas J. Hilfiger, 48, has been a Director of the Company since 1992 and Honorary Chairman of the Board of the Company since 1994. Mr. Hilfiger was Vice Chairman of the Board of the Company and its predecessors from 1989 to 1994, and President of Tommy Hilfiger, Inc. from 1982 to 1989. Mr. Hilfiger has been designing clothes under the Tommy Hilfiger trademarks since 1984.

  Joseph M. Adamko, 67, has been a Director of the Company since 1993. Since 1992, Mr. Adamko has been Vice Chairman and a director of Sterling Bancorp and Sterling National Bank. Prior thereto, Mr. Adamko was employed by
Manufacturers Hanover Trust Company of New York in a variety of positions for over 30 years, including most recently as a Managing Director.

  The election of the directors requires the affirmative vote of a plurality of the Ordinary Shares voted, in person or by proxy, at the Annual Meeting.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL ONE.

Directors Whose Terms of Office Continue and Non-Director Executive Officers

  The principal occupations and other biographical information of the directors of the Company whose terms continue are as follows:


                                                                   Expiration of
         Name                                                  Age Present Term
         ----                                                  --- -------------
      Lawrence S. Stroll...................................... 40      2000
      Joel J. Horowitz........................................ 48      2001
      Benjamin M.T. Ng........................................ 37      2000
      Ronald K.Y. Chao........................................ 60      2001
      Lester M.Y. Ma.......................................... 52      2000
      Clinton V. Silver....................................... 69      2000
      Simon Murray............................................ 59      2001

  Lawrence S. Stroll has been Co-Chairman of the Board of the Company since 1998 and served as Chief Executive Officer of Tommy Hilfiger (HK) Limited, a subsidiary of the Company ("THHK"), from 1993 to 1998. Mr. Stroll has been a Director of the Company since 1992. In addition, Mr. Stroll has served as Chairman of the Board of AIHL since 1992 and was Group Chief Executive Officer of PJLC from 1993 to 1998.

  Joel J. Horowitz is Chief Executive Officer and President of the Company. Mr. Horowitz has served as Chief Executive Officer since 1994 and as President since 1995. From 1989 to 1994, Mr. Horowitz served as President and Chief Operating Officer of the Company and its predecessors. Mr. Horowitz has been a Director of the Company since 1992.

  Benjamin M.T. Ng has been a Director of the Company since 1992 and its Chief Financial Officer and Executive Vice President-Strategic Development since May 1998. From 1992 to 1998, Mr. Ng served as Executive Vice President-Corporate Finance of the Company. From 1988 to 1991, Mr. Ng was employed in the mergers and acquisitions department at Goldman, Sachs & Co. Mr. Ng devotes a significant portion of his time to matters related to AIHL and its affiliates other than the Company.

  Ronald K.Y. Chao has been a Director of the Company since 1992. In 1996, Mr. Chao was appointed as Vice Chairman of Novel Enterprises. For more than five years prior thereto, Mr. Chao served as the Managing Director of Novel Enterprises. In addition, Mr. Chao has served as a director of Novel Denim since February 1997.

  Lester M.Y. Ma has been a Director of the Company since 1992 and served as its Treasurer from 1996 to 1997. Mr. Ma has been an Executive Director and Group Chief Accountant of Novel Enterprises for more than the past five years. In addition, Mr. Ma has been a director of Novel Denim since 1992 and its Treasurer since February 1997.

  Clinton V. Silver has been a Director of the Company since 1994. Mr. Silver currently serves as a consultant to, and from 1991 until his retirement in 1994, served as Deputy Chairman of, Marks & Spencer plc, an international retailer based in London ("Marks & Spencer"). Mr. Silver served as a director of Marks & Spencer from 1974 to 1994 and as Joint Managing Director from 1990 to 1994. Mr. Silver is also a non-executive director of the Pentland Group plc.

  Simon Murray has been a Director of the Company since 1997. From 1993 to 1997, Mr. Murray was the Executive Chairman Asia Pacific of Deutsche Bank AG and is currently the Chairman of General Enterprise Management Services Limited, a private equity fund management company sponsored by Simon Murray & Company Ltd and Deutsche Bank. Mr. Murray is also a director of a number of public companies in the Far

East, including Hutchison Whampoa Limited and Orient Overseas (International) Limited, and other companies in Europe, including Hermes International and Vivendi of France.

  Ronald K.Y. Chao and Silas K.F. Chou are brothers.

  The principal occupations and other biographical information of the Company's non-director executive officers are as follows:

  Joel H. Newman, 58, has been the Company's Chief Administrative Officer and Executive Vice President-Finance since May 1998. From 1997 to 1998, Mr. Newman served as Executive Vice President-Operations of the Company. Since 1993, Mr. Newman has also held various senior operations and financial positions with Tommy Hilfiger U.S.A., Inc., a subsidiary of the Company ("TH USA"). Prior to joining the Company, Mr. Newman held various senior operations and financial positions with major companies in the apparel wholesale and retail industries.

  Arthur Bargonetti, 65, has been Senior Vice President-Operations of the Company since May 1998. From 1994 to 1998, Mr. Bargonetti served as the Chief Operating Officer and Executive Vice President of Pepe Jeans USA, Inc. ("Pepe USA"). Prior thereto, Mr. Bargonetti was the Chief Operating Officer and Executive Vice President of Bidermann Industries U.S.A., Inc.

  Joseph Scirocco, 42, has been Senior Vice President and Treasurer of the Company since December 1997. Prior to joining the Company, Mr. Scirocco was employed in the Retail and Consumer Products Group of Price Waterhouse LLP, where he served as an Audit Partner since 1990.

  Lawrence T.S. Lok, 42, has been Secretary of the Company and Novel Enterprises since 1994. In addition, Mr. Lok has been Secretary of Novel Denim since February 1997. Mr. Lok has also been Deputy Financial Controller of Novel Enterprises for more than the past five years.

Committees of the Board of Directors

  The Company's Board of Directors has standing Audit and Compensation Committees (the "Standing Committees").

  The Audit Committee recommends to the Board of Directors an accounting firm to serve as the Company's independent accountants, reviews the scope and results of the annual audit of the Company's consolidated financial statements, reviews nonaudit services provided to the Company by the Company's independent accountants and monitors transactions among the Company and its affiliates. The Audit Committee currently consists of Mr. Silver, who is the Chairman, Mr. Adamko and Mr. Murray.

  The Compensation Committee is responsible for supervising the Company's compensation policies, administering the employee incentive plans, reviewing officers' salaries and bonuses, approving significant changes in employee benefits and recommending to the Board such other forms of remuneration as it deems appropriate. The Compensation Committee currently consists of Mr. Adamko, who is the Chairman, Mr. Silver and Mr. Murray.

  During the 1999 fiscal year, the Board of Directors held six meetings, the Audit Committee held two meetings and the Compensation Committee held five meetings. Over this period, each of the Company's Directors participated in at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors (held during the period for which he has been a Director) and (ii) the total number of meetings held by all committees of the Board of Directors on which he served (during the periods that he served).

Director Compensation

  Directors who are officers or employees of the Company or any of its subsidiaries receive no additional compensation for their service on the Board and its Committees. All other directors of the Company ("Non-Employee Directors") receive the following retainers: $40,000 per annum for members of the Board; $5,000 per annum for members of Standing Committees; and $3,000 per annum for Chairmen of Standing Committees. The Non-Employee Directors also receive $2,000 for attendance at each meeting of the Board or a Committee. In addition, the Non-Employee Directors participate in the Directors Option Plan. See "Stock Option Plans."

Certain Litigation

   On February 2, 1998, February 12, 1998 and February 17, 1998, three alleged holders of Ordinary Shares filed purported derivative actions in New York State court on behalf of the Company against the members of the Board of Directors. The actions were later consolidated and an amended complaint was served on May 29, 1998. The amended complaint alleged that the Board's approval of the Acquisition (as defined under "Certain Relationships and Related Transactions" below) constituted a breach of fiduciary duty and corporate waste, and sought equitable relief and damages in favor of the Company, and an award of fees to the plaintiffs' attorneys. On June 15, 1998, the Company and its directors moved to dismiss the consolidated action on several grounds. On December 9, 1998, the Court dismissed the action, ruling that the British Virgin Islands, the Company's place of incorporation, is the appropriate forum in which to litigate these derivative claims. In January 1999, the plaintiffs filed a notice of appeal with respect to the Court's ruling. On September 13, 1999, the parties stipulated to the withdrawal of the notice of appeal.

Executive Compensation

  The following table sets forth the compensation paid and accrued by the Company and its subsidiaries for the fiscal years ended March 31, 1999, 1998 and 1997 to the Company's chief executive officer and the four other most highly compensated executive officers (the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                                Long-Term
                                 Annual Compensation          Compensation
                                ------------------------    -----------------
                                                                 Awards
                                                            -----------------
                                                               Securities
   Name and Principal    Fiscal                                Underlying        All Other
        Position          Year  Salary ($)    Bonus ($)     Stock Options (#) Compensation ($)
   ------------------    ------ ----------    ----------    ----------------- ----------------
Joel J. Horowitz........  1999     540,000    15,374,000            --             4,000(1)
 Chief Executive Officer  1998     505,000     9,343,000            --               --
  and President           1997     473,000     7,174,000            --               --

Thomas J. Hilfiger......  1999  22,275,000           --             --             4,000(1)
 Honorary Chairman and    1998  10,464,000     3,500,000(2)         --               --
 Principal Designer       1997   8,498,223     4,500,000(2)         --               --

Silas K.F. Chou.........  1999     750,000(3)  1,750,000            --               --
 Co-Chairman of the       1998     750,000(3)    325,000            --               --
  Board                   1997     750,000(3)    325,000            --               --

Lawrence S. Stroll......  1999     750,000(4)  1,750,000            --               --
 Co-Chairman of the       1998     625,000(4)    325,000            --               --
  Board                   1997     625,000(4)    325,000            --               --

Benjamin M.T. Ng........  1999     257,500     1,442,500            --             4,742(l)
 Chief Financial Officer  1998     257,500       700,000          5,000            4,629
  and Executive Vice      1997     250,000       211,375          5,000            3,750
  President--Strategic
  Development

--------
(1) Amount represents employer matching contribution under the Tommy Hilfiger U.S.A. 401(k) Profit Sharing Plan.

(2) All of the 1998 amount, and $3,500,000 of the 1997 amount, will be payable on a deferred basis. See "Certain Employment Agreements."

(3) Includes 50% of the fees paid pursuant to a consulting agreement between Tommy Hilfiger (Eastern Hemisphere) Limited, a subsidiary of the Company ("THEH"), and Fasco International, Inc. ("Fasco International"), a subsidiary of Sportswear. See "Certain Relationships and Related Transactions."

(4) Includes (i) 50% of the fees paid pursuant to a consulting agreement between THEH and Fasco International, and (ii) all of the fees paid pursuant to a consulting agreement between THEH and another affiliate of Mr. Stroll. See " Certain Relationships and Related Transactions."

Stock Option Exercises and Fiscal Year-End Option Values

  The following table sets forth information regarding stock option exercises during fiscal year 1999 by the only Named Executive Officer who has received Company option grants, and the values of such officer's unexercised options as of March 31, 1999.

          AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL
                            YEAR-END OPTION VALUES

                                                                              Value of Unexercised
                           Shares                   Number of Unexercised         In-the-Money
                         Acquired on                  Stock Options at          Stock Options at
                          Exercise      Value        Fiscal Year-End (#)       Fiscal Year-End ($)
  Name                       (#)     Realized ($) Exercisable/Unexercisable Exercisable/Unexercisable
  ----                   ----------- ------------ ------------------------- -------------------------
Benjamin M.T. Ng........   110,140    1,740,625        196,000/14,000           3,747,125/192,250

Certain Employment Agreements

  Subsidiaries of the Company had employment agreements with Messrs. Hilfiger and Horowitz during fiscal year 1999.

  The employment agreement with Tommy Hilfiger, the Company's Honorary Chairman of the Board and Principal Designer, provides for his employment as the designer of all products carrying the Tommy Hilfiger trademarks until his death, disability or incompetence. Mr. Hilfiger receives an annual base salary of $900,000, subject to adjustments. If net sales of TH USA and its subsidiaries are less than $48,333,333 in any year, Mr. Hilfiger's base salary for such year is reduced by 1.5% of such shortfall, to not less than $500,000. If net sales are greater than $48,333,333 in any fiscal year, Mr. Hilfiger receives an additional payment equal to 1.5% of such excess. If Mr. Hilfiger terminates his employment without the consent of TH USA other than by reason of his death, disability or incompetence, TH USA will have no further obligations under the agreement. The employment agreement provides that TH USA and its subsidiaries cannot enter into any line of business without the consent of Mr. Hilfiger if he shall reasonably determine that such line of business would be detrimental to the Tommy Hilfiger trademarks.

  The employment agreement with Mr. Horowitz provides for his employment as Chief Executive Officer of the Company and TH USA until March 31, 2004. The agreement provided for an annual base salary in fiscal year 1999 of $540,000. The base salary is subject to increase each year thereafter by the average percentage increase for all employees of TH USA.

  Beginning in fiscal 1995, the Company became subject to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), under which public companies are not permitted to deduct annual compensation paid to certain executive officers in excess of $1,000,000 per executive, unless such excess is paid pursuant to an arrangement based upon performance and approved by shareholders and provided that the other requirements set forth in Section 162(m) and related regulations are met. Payments required to be made pursuant to the aforementioned employment agreement with Mr. Hilfiger, which was entered into prior to the effective date of Section 162(m), are not subject to such restrictions.

  On August 6, 1998, the Company's Compensation Committee approved and the Board of Directors adopted, and on November 2, 1998, the shareholders approved, the renewal of the Tommy Hilfiger U.S.A., Inc. Supplemental Executive Incentive Compensation Plan (the "SEIC Plan"), which was scheduled to terminate on April 1, 1999, for each of the five fiscal years in the period ending March 31, 2004. The purpose of the SEIC Plan is to provide a significant and flexible economic opportunity to Mr. Horowitz, Chief Executive Officer and President of the Company and Chief Executive Officer of TH USA, in an effort to reward his contribution to the Company and its subsidiaries. The SEIC Plan is administered by the Company's Compensation Committee and provides for a cash award to Mr. Horowitz equal to 5 percent of the Company's consolidated earnings before depreciation, interest on financing of fixed assets, non-operating expenses and taxes ("operating earnings"). Awards under the plan are calculated and paid quarterly based on 3.75 percent of operating earnings for the first three fiscal quarters, with the remaining amount of the bonus (based on the 5 percent rate) payable at the end of the fiscal year. The amount of the award is reduced by the amount of any other bonuses paid or payable under any employment or bonus agreement between the Company or TH USA and Mr. Horowitz. The SEIC Plan does not contain any cap on the maximum amount of the bonus payable thereunder. The SEIC Plan bonus payable to Mr. Horowitz in respect of fiscal year 1999 was $15,374,000. While the Company believes that compensation payable pursuant to the SEIC Plan will be deductible for federal income tax purposes pursuant to Section 162(m), there can be no assurance in this regard.

  The employment agreements with Messrs. Hilfiger and Horowitz also provide that such executives are eligible to receive additional annual bonuses at the discretion of TH USA's Board of Directors or Compensation Committee. If, however, compensation is awarded based on an arrangement that does not satisfy the requirements of Section 162(m), the Company would not be allowed to deduct for tax purposes any payments in excess of the $1,000,000 limitation. The Compensation Committee approved discretionary bonuses of $3,500,000 and $4,500,000 for Mr. Hilfiger in fiscal years 1998 and 1997, respectively. The full amount of the fiscal year 1998 bonus, and $3,500,000 of the fiscal year 1997 bonus, was granted on a deferred basis as described below (the "Deferred Bonuses").

  The Deferred Bonuses (and any interest accrued thereon) will be paid in annual installments on the last day of each fiscal year of the Company in the largest possible amounts that can be paid, after taking into account any base salary and other compensation in that fiscal year which would be counted for purposes of Section 162(m), and still be fully deductible under such regulations. The unpaid portion of the Deferred Bonuses will accrue interest at a rate equal to TH USA's bank borrowing rate. While the Company believes that such Deferred Bonus payments will be deductible for federal income tax purposes pursuant to Section 162(m), there can be no assurance in this regard.

Stock Option Plans

  Tommy Hilfiger US.A. and Tommy Hilfiger (Eastern Hemisphere) Limited 1992 Stock Incentive Plans

  In September 1992, the Company and its subsidiaries adopted stock option plans (collectively, the "Plans") authorizing the issuance of an aggregate of up to 5,940,000 Ordinary Shares to directors, officers and employees of the Company and its subsidiaries. Subsequently, through August 1999, 11,500,000 additional Ordinary Shares were authorized and reserved for issuance under the Plans. The number of Ordinary Shares subject to the Plans is subject to certain adjustments as provided in the Plans.

  Currently, over half of the full-time employees of the Company and its subsidiaries are participants in tile Plans. Messrs. Chou, Stroll, Hilfiger, Horowitz and Chao are not eligible for grants under the Plans.

  The Plan for employees of TH USA and its subsidiaries is administered by the Compensation Committee of the Board of Directors of TH USA and the Plan for employees of the Company's Far East subsidiaries is administered by the Company's Compensation Committee. Under the Plans, awards may include stock options, stock appreciation rights and restricted stock. An option or right granted under the Plans must have an exercise price of not less than market value at the date of grant.

  Options may be exercisable at such times, in such amounts, in accordance with such terms and conditions and subject to such restrictions as are set forth in the option agreement evidencing the grant of such options. In addition, the grants may provide for acceleration or immediate vesting in the event of a change of control of the Company or its subsidiaries.

 Non-Employee Directors Stock Option Plan

  In August 1994, the Board of Directors and shareholders of the Company approved the Tommy Hilfiger Corporation Non-Employee Directors Stock Option Plan (the "Directors Option Plan"). Options for up to

400,000 Ordinary Shares, subject to certain adjustments, may be granted under the Directors Option Plan. Each Non-Employee Director receives an initial stock option to purchase 20,000 Ordinary Shares, and subsequent annual grants of options to purchase 2,000 Ordinary Shares, in each case at a price equal to the fair market value at the time of the grant of the Ordinary Shares subject to such stock option.

  The Directors Option Plan is administered by the Company's Compensation Committee. However, grants of stock options to participants under the Plan and the amount, nature and timing of the grants are not subject to the determination of such Committee.

  The term of each stock option granted under the Directors Option Plan is 10 years unless earlier terminated by termination of the director status of a Non-Employee Director, and the stock options are exercisable in equal installments over five years from the date of grant.

Compensation Committee Interlocks and Insider Participation

  The Compensation Committee consists of Mr. Adamko, who is the Chairman, Mr. Silver and Mr. Murray.

  Sportswear, a British Virgin Islands corporation, is indirectly 50% owned by Westleigh, a British Virgin Islands corporation privately owned by members of the Chao family (including Messrs. Silas K.F. Chou, Co-Chairman of the Board and a Director of the Company, and Ronald K.Y. Chao, a Director of the Company) and an affiliate of Novel Enterprises, and 50% owned by Flair, a British Virgin Islands corporation in which Mr. Stroll, Co-Chairman of the Board and a Director of the Company, has an indirect beneficial ownership interest.

  Prior to the Acquisition, (i) PJLC, a British Virgin Islands corporation, was owned 100% by Blackwatch Investments Limited, a British Virgin Islands corporation ("Blackwatch"), (ii) Blackwatch was owned 97% by AIHL, a British Virgin Islands corporation, and 3% by Anasta, a British Virgin Islands corporation and an affiliate of Mr. Chou, and (iii) AIHL was owned 70% by Sportswear, 22.5% by Mr. Hilfiger, Honorary Chairman of the Board, Principal Designer and a Director of the Company, and 7.5% by Mr. Horowitz, Chief Executive Officer, President and a Director of the Company.

  Following the Acquisition, PJLC and Blackwatch were dissolved and AIHL was reorganized. As a result of this restructuring, (i) AIHL is owned 67.9% by Sportswear, 21.825% by Mr. Hilfiger, 7.275% by Mr. Horowitz and 3% by Anasta, and (ii) PJLC's former subsidiaries that hold the Pepe European License (as defined under "Certain Relationships and Related Transactions" below) are owned 92.167% by AIHL and 2.851% by Anasta.

  Mr. Ng, Chief Financial Officer, Executive Vice President-Strategic Development and a Director of the Company, and Mr. Ma, a Director of the Company, may have certain economic interests based on the performance of AIHL and its affiliates. Novel Enterprises and its affiliates also hold other interests in the apparel industry, including an approximately 48% ownership interest in Novel Denim.

  Prior to the dissolution of PJLC and Blackwatch, (i) Messrs. Chou and Stroll were executive officers and directors of PJLC, (ii) Mr. Ng was a director of PJLC, (iii) Messrs. Chao and Ma were directors of certain subsidiaries of PJLC and (iv) Messrs. Chou, Stroll and Ng were executive officers and directors of Blackwatch.

  Messrs. Chou, Stroll, Hilfiger, Horowitz, Ng and Ma are executive officers and directors of AIHL.

  Messrs. Chou and Stroll are executive officers and directors of Sportswear and Mr. Chao is a director of Sportswear.

  Messrs. Chou and Chao are directors of Westleigh Limited.

  Messrs. Chou, Chao and Ma are executive officers and directors of Novel Enterprises.

  Mr. Chou is an executive officer, director and Chairman of the compensation committee of Novel Denim. Mr. Chao is a director of Novel Denim and Mr. Ma is an executive officer and director of Novel Denim.

Certain Relationships and Related Transactions

  Certain relationships and transactions between the Company and certain directors and officers of the Company and certain of their affiliates are described below.

 The Acquisition

  On January 26, 1998, Pepe USA entered into a share purchase agreement with Lawvest Holdings Inc. ("Lawvest"), a company in which Mr. Stroll and his descendants have a 100% beneficial ownership interest, to acquire Tomcan Investments Inc. ("Tomcan"), the parent corporation of Tommy Hilfiger Canada Inc. ("TH Canada"), the Company's Canadian licensee. Lawvest's sole shareholder executed a guarantee of Lawvest's indemnification obligations under this agreement. On January 31, 1998, the Company entered into a stock purchase agreement (the "Stock Purchase Agreement") with PJLC to acquire Pepe USA, the Company's United States womenswear and jeanswear licensee, and TJ Far East Limited ("Pepe Far East"), Pepe USA's buying agency affiliate. Also on January 31, 1998, AIHL executed a guarantee of the performance by PJLC of its obligations under the Stock Purchase Agreement. On May 8, 1998, following the approval by the shareholders of the Company on May 5, 1998, the Company, through its wholly owned subsidiaries, acquired Pepe USA and Pepe Far East from PJLC for an aggregate purchase price of $755,760,000 in cash plus 18,091,860 Ordinary Shares of the Company (the "Purchase Price Shares"; such transactions being referred to herein as the "Acquisition"). Immediately following this transaction, Pepe USA acquired from Lawvest all of the outstanding shares of Tomcan with funds provided by PJLC using proceeds from the cash consideration paid to it in the Acquisition.

  At the time of the execution of the Stock Purchase Agreement, the Company entered into a lock-up agreement (the "Lock-Up Agreement") with PJLC, Blackwatch, AIHL, Anasta, Sportswear, Westleigh, Flair, Mr. Hilfiger and Mr. Horowitz (collectively, the "PJLC Affiliates") prohibiting the transfer of the Purchase Price Shares for two years from the date of the Acquisition, with additional restrictions during the following three years on transfers of the shares as a block, subject in each case to certain exceptions. Under the Lock-Up Agreement, the two-year prohibition on transfers may only be amended with the approval of a majority of the votes cast by disinterested holders of Ordinary Shares at a meeting of the Company's shareholders.

  At the time of the closing of the Acquisition, the Company entered into a registration rights agreement with the PJLC Affiliates under which the PJLC Affiliates, along with their successors and permitted transferees under the Lock-Up Agreement, will have the right to require the Company to register sales of the Purchase Price Shares following the second anniversary of the Acquisition. At that time, Messrs. Chou and Stroll also entered into a non-competition agreement with the Company restricting their ability to compete in the United States or Canada with the Pepe USA businesses for four years following the Acquisition.

  At the date of the Acquisition, the licenses between the acquired companies and the Company consisted of: (i) a license with Pepe USA covering men's, women's and girls' jeans and jeans related apparel and women's and girls' casualwear in the United States (the "Pepe United States License"); (ii) a license with T.H. International N.V., a subsidiary of PJLC, covering jeans and jeans related apparel and women's and girls' casualwear worldwide (other than in the United States and certain specified countries) (the "Pepe International License"); (iii) a geographic license with Tommy Hilfiger Europe B.V., a subsidiary of PJLC, covering men's and boys' sportswear lines in Europe and certain other countries (the "Pepe European License"); and (iv) a master geographic license for Canada with TH Canada (the "Canadian License").

  In connection with the Acquisition, the Company acquired the businesses operated under the Pepe United States License and the Canadian License, the Pepe International License was canceled and the license arrangements for Europe previously covered by the Pepe International License were consolidated under the Pepe European License. Accordingly, the Pepe European License was amended to, among other things, include in its scope men's, women's and children's jeanswear and jeans related apparel (including women's and girls' casualwear) and to increase the minimum sales levels, guaranteed minimum royalties and minimum advertising payments required thereunder. The Pepe European License was also amended to provide the Company certain additional rights in connection with any proposed future transfer of the business conducted under the Pepe

European License. In addition, in connection with the Acquisition, a $5,000,000 note receivable from AIHL was canceled in consideration for a capital contribution being made to Pepe USA in the same amount as the receivable.

 Other Relationships and Transactions

  Effective February 1, 1997, the Company entered into the Pepe European License with PJLC. PJLC subsequently assigned the license to a subsidiary, Tommy Hilfiger Europe B.V. Under this agreement, the licensee pays Tommy Hilfiger Licensing, Inc. ("THLI") a royalty based on a percentage of the value of licensed products sold by the licensee. Except with the approval of THLI, all products sold by or through the licensee must be purchased through THEH or TH USA pursuant to buying agency agreements. Under these agreements, THEH and TH USA are paid a buying agency commission based on a percentage of the cost of products sourced through them. For the fiscal year ended March 31, 1999, results of operations include $4,748,000 of royalties and commissions under this arrangement.

  Effective July 1, 1996, the Company entered into an exclusive license agreement for Japan with Novel-ITC Licensing Limited ("NIL"), a company jointly controlled by Itochu Corporation and Novel Enterprises. Mr. Stroll indirectly owns a 3.5% equity interest in NIL. Under the license agreement, NIL pays THLI a royalty based on a percentage of the value of licensed products sold by THMJ Incorporated ("THMJ"), NIL's sublicensee. Novel Enterprises and its affiliates and Messrs. Stroll, Hilfiger and Horowitz indirectly own equity interests of 15.2%, 15.2%, 9.7% and 3.2%, respectively, in THMJ. Except with the approval of THLI, all products sold by or through NIL or THMJ must be purchased through THEH or TH USA pursuant to buying agency agreements. Under these agreements, THEH and TH USA are paid a buying agency commission based on a percentage of the cost of products sourced through them. Pursuant to this arrangement, royalties and commissions totaled $3,119,000 during fiscal year 1999.

  In fiscal 1999, prior to the Acquisition, (i) royalties under the Pepe United States License and the Pepe International License totaled $1,990,000,
(ii) royalties and commissions with respect to the Canadian License totaled $399,000 and (iii) TH USA purchased $1,004,000 of finished goods in the ordinary course of business from subsidiaries of PJLC.

  TH USA purchases finished goods in the ordinary course of business from affiliates of Novel Enterprises. Such purchases amounted to $47,734,000 during the fiscal year ended March 31, 1999. In addition, contractors of the Company purchase raw materials in the ordinary course of business from affiliates of Novel Enterprises pursuant to the Company's designation of such sources as acceptable suppliers. Such purchases amounted to $15,051,000 during the fiscal year ended March 31, 1999.

  The Company sells merchandise in the ordinary course of business to a retail store that is owned by Mr. Hilfiger's sister. Sales to this customer amounted to approximately $732,000 during fiscal 1999.

  In April 1999, TH USA sold to Mr. Hilfiger a whole life insurance policy under which he is the named insured for its cash surrender value of $290,000.

  In connection with the shareholder derivative litigation described under "Certain Litigation" above, the Company has agreed to advance legal fees and other expenses to the Company's directors. Each director has delivered a written undertaking to repay the Company in the event that a court ultimately determines that such director was not entitled to indemnification. An aggregate of approximately $600,000 was advanced pursuant to these arrangements in fiscal 1999.

  THEH has a consulting agreement with Fasco International, an affiliate of Messrs. Chou and Stroll. The fees under this agreement totaled $500,000 during fiscal 1999.

  THEH has a consulting agreement with another affiliate of Mr. Stroll. THEH paid fees of $500,000 in fiscal 1999 to such affiliate.

  Under the terms of an agreement with Novel Enterprises, THHK reimburses Novel Enterprises for certain general and administrative expenses incurred by it on behalf of THHK. Payments made to Novel Enterprises for the fiscal year ended March 31, 1999 were $133,000.

  The Audit Committee of the Board of Directors monitors and approves transactions between the Company and its affiliates to seek to provide that such transactions are on terms which are no less favorable as a whole to the Company than could be obtained from unaffiliated parties. The Audit Committee is comprised of independent Non-Employee Directors.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors is responsible for reviewing and approving the Company's compensation policies and the compensation paid to its executive officers, including the Named Executive Officers. The Committee is currently comprised of Messrs. Joseph M. Adamko, who serves as Chairman, Clinton V. Silver and Simon Murray, each of whom is an independent Non-Employee Director.

General Policies Regarding Compensation of Executive Officers

  In establishing compensation and benefit levels for executive officers, the Committee seeks to (i) attract and retain individuals of superior ability and managerial talent, (ii) motivate executive officers to increase Company performance and (iii) reward executives for exceptional individual contributions to the achievement of the Company's business objectives. The Company's compensation structure consists of base salary, variable annual cash bonuses and stock based long-term incentive awards in the form of stock options.

  In determining salary and bonus levels for executive officers, the Committee reviews certain Company performance factors, including net revenue, operating earnings, net income and net profit margin. Performance is measured in terms of both quantitative and qualitative goals at the corporate, departmental and individual levels.

  Cash compensation levels, including salary and bonus, of certain of the Company's executive officers, including certain of the Named Executive Officers, are determined based upon the amounts and formulas prescribed by each such executive's employment agreement, as well as the SEIC Plan approved by the Company's shareholders. See "Certain Employment Agreements." These employment agreements are generally long-term with a view toward achieving consistency at the higher levels of the Company's management ranks, and contain variable salary and bonus structures which directly link the compensation paid to certain executive officers to the Company's satisfactory achievement of certain performance goals. Performance-based compensation is generally determined based upon the attainment of certain annual net revenue, operating earnings and net profit margin thresholds. Such bonus payments, other than bonus payments prescribed by the employment agreements and the SEIC Plan, are generally at the discretion of the Committee and may be reduced from the amounts prescribed by the formulas if, in the determination of the Committee, such an adjustment is warranted.

  Long-term incentive compensation of the Company's executive officers generally takes the form of stock option grants. These grants are available under the Plans and may be utilized to provide incentives to certain of the Company's executive officers, as well as the majority of its employees. See "Stock Option Plans." The objective of such grants is to align the long-term interests of the Company's executives with those of its shareholders. The Committee has the responsibility of overseeing stock option grants to eligible executive officers and employees of the Company.

  Compensation levels are analyzed by the Committee from time to time through an assessment of prevailing compensation levels among the Company's competitors. The Company's competitors, for this purpose, include certain of the companies included in the industry index used for comparison with the Company's performance in the cumulative total shareholder return graph which follows this report, as well as other companies which, in the Committee's view, compete with the Company for executive talent. These competitors may also include non-public companies and companies in related industries such as retailing or general apparel manufacturing.

  While the Committee has a policy of seeking, in all material respects, to maintain full deductibility of executive compensation within the guidelines of
Section 162(m) of the Code, the Committee has retained the flexibility to structure compensation arrangements that are not fully deductible under
Section 162(m) where the Committee determines, based upon its business judgment, that such arrangements are in the best interests of the Company and its shareholders.

  In selected cases, the Committee may feel that exceptional executive talent may only be attracted and retained by compensation at the high end of prevailing levels among the Company's competitors. In view of the considerations described below, the Committee believes that the compensation arrangements for the Company's executive officers, and Messrs. Hilfiger and Horowitz in particular, which are at the high end of the range for the Company's competitors, are appropriate.

Fiscal Year 1999 Compensation

  Pursuant to Mr. Hilfiger's employment agreement, which has been in effect since 1989, his annual cash compensation is based on a percentage of the Company's net sales and, accordingly, year-toyear increases in his compensation are tied to increases in such sales. The Company's net revenue increased 93.3% in fiscal year 1999, which increase was largely due to the success of Mr. Hilfiger's designs, his development of the Tommy Hilfiger brand and image across an increasingly broad range of in-house and licensed products and his insight into the direction of fashion industry trends. The Committee has reviewed other compensation arrangements in the apparel industry which are based on a percentage of net sales and has determined that Mr. Hilfiger's compensation, while at the high end of the range in terms of total dollars paid, is not unreasonable in terms of the percentage paid. See "Certain Employment Agreements." In addition, the Committee noted that Mr. Hilfiger is not eligible for stock option awards under the Plans.

  Messrs. Chou and Stroll received base salary compensation pursuant to employment and/or consulting arrangements, as well as discretionary bonus awards. Mr. Ng received base salary and bonus compensation pursuant to an employment arrangement, as well as a discretionary bonus award. Such compensation represents, in the opinion of the Committee in light of industry standards, compensation commensurate with their respective contributions to the continued growth, profitability, strategic direction and, ultimately, shareholder return as depicted in the cumulative total shareholder return graph which follows this report. Significant achievements by these executives during the past year include: (i) the successful integration of the Company's newly-acquired women's, jeans and Canadian businesses; (ii) the continued expansion of the Company's in-store shop and fixtured area programs; (iii) the further broadening of the Company's range of product offerings, including the in-house launch of junior jeanswear and the launch through licensees of a bed and bath line, women's footwear, hosiery, sunglasses, robes and sleepwear and a series of bath and body products for men and women; (iv) the further expansion of the Company's channels of distribution in the retail arena; and
(v) the continued global expansion of the brand through the Company's licensing and distributorship arrangements.

Compensation of the Chief Executive Officer

   Joel J. Horowitz is the Chief Executive Officer and President of the Company. The fiscal year 1999 base salary of $540,000 represents a 6.9% increase over the prior year and is consistent with the average increase given to all employees of the Company. Mr. Horowitz's fiscal year 1999 performance-based compensation, which is determined in accordance with the SEIC Plan approved by the Company's shareholders, is based on a percentage of operating earnings less the amount of any other bonuses paid or payable under any employment or bonus agreement between the Company or TH USA and Mr. Horowitz. Mr. Horowitz received a bonus of $15,374,000 under this arrangement in respect of fiscal year 1999. See "Certain Employment Agreements."

  The Committee believes that the total fiscal year 1999 compensation payable to Mr. Horowitz, while at the high end of the range for the Company's competitors, is consistent with the Company's executive compensation philosophy described above. The Committee noted that Mr. Horowitz is not eligible for stock option awards under the Plans. In addition, the Committee noted that, as depicted by the graph that follows this report, the cumulative total return achieved by the Company's shareholders for the past five years compares very favorably to the broad market index and far exceeds the returns for the industry-specific index.

                                          COMPENSATION COMMITTEE


                                          Joseph M. Adamko, Chairman
                                          Clinton V. Silver
                                          Simon Murray

               COMPARISON OF CUMULATIVE TOTAL SHAREHOLDER RETURN

  The following graph compares the cumulative total shareholder return on the Company's Ordinary Shares over a 5-year period with that of (i) the S&P 500 Index and (ii) the S&P Textiles Index, assuming in each case an investment of $100 on March 31, 1994 and reinvestment of all dividends.


                        TOTAL SHAREHOLDER RETURN GRAPH
                                  DATA POINTS

                            3/31/94    3/31/95     3/31/96    3/31/97   3/31/98       3/31/99
                            -------    -------     -------    -------   -------       -------
Tommy Hilfiger Corporation      100        123         256        291       335           384
S&P 500 Index                   100        116         153        183       271           321
S&P Textiles Index              100        100         117        153       178           129

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, and certain persons who own more than ten percent of a registered class of the Company's equity securities (collectively, "Reporting Persons"), to file reports of ownership and changes in ownership ("Section 16 Reports") with the SEC and the New York Stock Exchange. Reporting Persons are required by SEC regulation to furnish the Company with copies of all Section 16 Reports they file.

  Based solely on its review of the copies of such Section 16 Reports received by it, or written representations received from certain Reporting Persons, the Company believes that all Section 16(a) filing requirements applicable to the Company's Reporting Persons during and with respect to the fiscal year ended March 31, 1999 have been complied with on a timely basis.

PROPOSAL TWO: APPOINTMENT OF AUDITORS

  The Board of Directors has selected the firm of PricewaterhouseCoopers LLP as independent accountants to audit the accounts of the Company for the 2000 fiscal year, subject to approval by shareholders. The affirmative vote of a majority of the Ordinary Shares voting, in person or by proxy, on the proposal at the Annual Meeting is required for such approval.

  PricewaterhouseCoopers LLP and one of its predecessors, Price Waterhouse LLP, have served as independent accountants for the Company since 1992. A representative of PricewaterhouseCoopers LLP will attend the Annual Meeting and will have the opportunity to make a statement and respond to appropriate questions from shareholders.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL TWO.

                           PROPOSALS OF SHAREHOLDERS

  Shareholder proposals intended to be included in the Company's Proxy Statement for the 2000 Annual Meeting of Shareholders pursuant to Rule l4a-8 of the Exchange Act must be received by the Company by May 27, 2000. Proposals for the 2000 Annual Meeting of Shareholders submitted outside the processes of Rule l4a-8 will be considered untimely for purposes of Rule 14a-4(c) of the Exchange Act if not received by the Company by August 10, 2000.

                                 OTHER MATTERS

  The Board does not know of any other business that may be presented for consideration at the Annual Meeting. If any business not described herein should come before the Annual Meeting, the persons named in the enclosed Proxy Card will vote on those matters in accordance with their best judgment.

  The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1999, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, in each case exclusive of exhibits, will be mailed without charge to any shareholder entitled to vote at the Annual Meeting, upon written request to Tommy Hilfiger U.S.A., Inc., 25 West 39th Street, New York, New York 10018,
Attn: Investor Relations.

                                          By order of the Board of Directors

                                          LAWRENCE T.S. LOK
                                          Secretary

Hong Kong
September 24, 1999

-------------------------------------------------------------------------------
                          TOMMY HILFIGER CORPORATION

          PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
             1999 ANNUAL MEETING OF SHAREHOLDERS--NOVEMBER 1, 1999

The undersigned hereby appoints Silas K.F. Chou and Joel J. Horowitz, and each of them, with full power of substitution, for and in the name of the undersigned to vote all Ordinary Shares, par value $.01 per share, of Tommy Hilfiger Corporation, a British Virgin Islands corporation, that the undersigned would be entitled to vote if personally present at the 1999 Annual Meeting of Shareholders, to be held at PricewaterhouseCoopers, The Financial Services Centre, Bishop's Court Hill, St. Michael, Barbados, on Monday, November 1, 1999 at 12:00 noon, local time, and at any adjournment thereof, upon the matters described in the Notice of Annual Meeting and Proxy Statement dated September 24, 1999, receipt of which is hereby acknowledged, subject to any direction indicated on the reverse side of this card and upon any other business that may properly come before the meeting or any adjournment thereof, hereby revoking any proxy heretofore executed by the undersigned to vote at said meeting.

This proxy is being solicited by the Board of Directors of Tommy Hilfiger Corporation. THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 AND 2 AND, WITH RESPECT TO ITEM 3, AS SAID PROXIES, AND EACH OF THEM, MAY DETERMINE.

                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE         SEE REVERSE
                                                                         SIDE
--------------------------------------------------------------------------------

____________________________________________________________________________________________________________________________________
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2.                              Please mark
                                                                                              your votes as          [X]
                                                                                               indicated in
                                                                                               this example

1. Election of Directors.                           NOMINEES: S.K.F. Chou, T.J. Hilfiger, J.M. Adamko

     FOR all nominees           WITHHOLD
    listed to the right        AUTHORITY             (INSTRUCTIONS: To withhold authority to vote for any individual nominee,
    (except as marked   to vote for all nominees     write that nominee's name in the space provided below.)
    to the contrary)      listed to the right
        [__]                    [__]                 _______________________________________________________________________________

2. Ratification of Appointment of Auditors.          3. In their discretion on such other matters as may properly come before the meeting or any adjournment thereof.
       FOR        AGAINST       ABSTAIN
      [__]         [__]          [__]




                                                                                    NOTE: Please date and sign this proxy exactly as
                                                                                    your name appears hereon. In the case of joint
                                                                                    owners, each joint owner should sign. When
                                                                                    signing in a fiduciary or representative
                                                                                    capacity, please give your full title. If this
                                                                                    proxy is submitted by a corporation or
                                                                                    partnership, it should be executed in the full
                                                                                    corporate or partnership name by a duly
                                                                                    authorized person.

                                                                                    Dated: __________________________________, 1999

                                                                                    ______________________________________________
                                                                                                       Signature

                                                                                    ______________________________________________
                                                                                                       Signature

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